                                  SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant                               [X]

Filed by a Party other than the Registrant            [ ]

Check the appropriate box:

         Preliminary Proxy Statement

[ ] Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]      Definitive Proxy Statement

[ ]      Definitive Additional Materials

[ ]      Soliciting Material Under Rule 14a-12



                           COMMUNITY BANCSHARES, INC.
         --------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
         --------------------------------------------------------------

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

         (1) Title of each class of securities to which transaction applies:

         (2)      Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         (4)      Proposed maximum aggregate value of transaction:

         (5)      Total fee paid:

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount previously paid:

         (2)      Form, Schedule or Registration Statement No.:

         (3)      Filing Party:

         (4)      Date Filed:

                           COMMUNITY BANCSHARES, INC.

                             68149 Highway 231 South
                                  P.O. Box 1000
                           Blountsville, Alabama 35031


                                                                    May 15, 2001


To the Stockholders of
Community Bancshares, Inc.:

         In connection with the Annual Meeting of stockholders of Community Bancshares, Inc. to be held at 10:00 a.m., Central Time, on Thursday, June 7, 2001, in the Orchestra Rehearsal-North Hall at the Von Braun Civic Center, 700 Monroe Street, Huntsville, Alabama, enclosed are a Notice of Annual Meeting of Stockholders, proxy card and Proxy Statement containing information about your company and matters to be considered at the Annual Meeting. We encourage you to read them.

         You are cordially invited to attend the Annual Meeting in person. Please sign, date and mark the enclosed proxy card and return it in the enclosed postage-prepaid envelope to ensure that your shares are voted at the Annual Meeting. This will not limit your rights to vote your shares in person or attend the Annual Meeting.

         We are enthusiastic about the future and appreciate your continued support. We look forward to seeing you on June 7.

                                           Sincerely yours,

                                           /s/ Kennon R. Patterson, Sr.
                                           -------------------------------------
                                           Kennon R. Patterson, Sr.
                                           Chairman, Chief Executive Officer and
                                           President


PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL IT IN THE POSTAGE-PAID RETURN ENVELOPE FURNISHED FOR THAT PURPOSE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

                           COMMUNITY BANCSHARES, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          ----------------------------

         The Annual Meeting of the stockholders of Community Bancshares, Inc. (the "Company") will be held in the Orchestra Rehearsal-North Hall at the Von Braun Civic Center, 700 Monroe Street, Huntsville, Alabama, on Thursday, June 7, 2001 at 10:00 a.m., Central Time, for the following purposes:

         1. To elect Glynn Debter, John J. Lewis, Jr., Loy McGruder and Bishop K. Walker, Jr. as Class II directors; and

         2. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on April 26, 2001 as the record date for determining stockholders of the Company entitled to notice of and to vote at the Annual Meeting and any adjournment of the Annual Meeting.

         Your attention is directed to the attached Proxy Statement for further information with respect to the matters to be acted upon at the Annual Meeting.

         You are cordially invited to attend the Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE POSTAGE-PAID RETURN ENVELOPE ENCLOSED FOR THAT PURPOSE. The person giving the enclosed proxy may revoke it at any time before it is voted by voting in person at the Annual Meeting or by delivering a later written proxy or a written revocation to the Corporate Secretary of the Company, provided such later written proxy or revocation is actually received by the Corporate Secretary of the Company before the vote of stockholders at the Annual Meeting.

         If you need assistance in completing your proxy card, please call me at
(205) 429-1000.

         THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF ITEM 1 ABOVE.


                                            By Order of the Board of Directors,


                                            /s/ Bishop K. Walker, Jr.
                                            ------------------------------------
                                            Bishop K. Walker, Jr.
                                            Secretary


Blountsville, Alabama
May 15, 2001

                           COMMUNITY BANCSHARES, INC.

                             68149 Highway 231 South
                                  P.O. Box 1000
                           Blountsville, Alabama 35031

                      -------------------------------------

                                 PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD JUNE 7, 2001

                      -------------------------------------

                                  INTRODUCTION

         This Proxy Statement is furnished to stockholders of Community Bancshares, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of stockholders to be held June 7, 2001, and at any adjournments thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

         The executive offices of the Company are located at 68149 Highway 231 South, P.O. Box 1000, Blountsville, Alabama 35031. This Proxy Statement is being mailed to stockholders of the Company on or about May 15, 2001.

STOCKHOLDERS ENTITLED TO VOTE

         Each holder of record of the Company's common stock, $.10 par value per share ("Common Stock"), as of the close of business on April 26, 2001, will be entitled to vote at the Annual Meeting. Each stockholder will be entitled to one vote on each proposal for each share of Common Stock held as of such date. At the close of business on April 26, 2001, there were 4,808,331 shares of Common Stock issued and outstanding, which were held by approximately 2,340 stockholders of record. The Company's stock transfer books will not be closed and shares of Common Stock may be transferred subsequent to the record date, although all votes must be cast in the names of stockholders of record as of the record date.

PROXIES

         If the enclosed proxy card is properly executed and received by the Company before or at the Annual Meeting, the shares of Common Stock represented thereby will be voted as specified in the proxy by the persons designated in such proxy. If no specification is made in the proxy, shares of Common Stock represented by the proxy will be voted (1) "FOR" the election of the nominees for directors listed in the accompanying Notice of Annual Meeting of Stockholders, and (2) in accordance with the recommendation of the Board of Directors as to any other matters which may come before the Annual Meeting. The person giving the enclosed proxy may revoke it at any time before it is voted by voting in person at the Annual Meeting or by delivering a later written proxy or a written revocation to the Corporate Secretary of the Company, provided such later written proxy or revocation is actually received by the Corporate Secretary of the Company before the vote of stockholders at the Annual Meeting.

SOLICITATION OF PROXIES

         THIS SOLICITATION IS MADE BY THE BOARD OF DIRECTORS OF THE COMPANY. THE BOARD OF DIRECTORS URGES THAT YOU EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE AND RECOMMENDS THAT THE SHARES OF COMMON STOCK REPRESENTED BY THE PROXY BE VOTED "FOR" APPROVAL OF PROPOSAL 1.

         The Company will bear the costs associated with this solicitation of proxies.

OTHER MATTERS

         The Board of Directors is not aware of any business to be presented at the Annual Meeting except as described in the accompanying Notice of Annual Meeting. If other matters do properly come before the Annual Meeting, it is intended that the persons named on the enclosed proxy card will vote on such matters in accordance with the recommendation of the Board of Directors. The Board of Directors has recommended that such persons vote "AGAINST" any proposal or other business that is presented at the Annual Meeting unless the Board of Directors has previously approved such proposal or other business.

ANNUAL REPORTS

         COPIES OF THE COMPANY'S 2000 ANNUAL REPORT TO STOCKHOLDERS AND ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2000 ACCOMPANY THIS PROXY STATEMENT. ADDITIONAL COPIES OF THESE DOCUMENTS WILL BE FURNISHED WITHOUT CHARGE TO ANY STOCKHOLDER WHO REQUESTS SUCH REPORTS IN WRITING FROM KENNON R. PATTERSON, SR., COMMUNITY BANCSHARES, INC., P.O. BOX 1000, BLOUNTSVILLE, ALABAMA 35031.


                       PROPOSAL 1 -- ELECTION OF DIRECTORS

         The Bylaws of the Company provide for a classified Board of Directors consisting of three classes, with the three-year term of office of each class expiring in successive years, and that the number of directors will be fixed from time to time by the vote of the directors. The current number of directors has been fixed at 13. The terms of the Class II directors expire at the Annual Meeting. The terms of the Class III and Class I directors will expire in 2002 and 2003, respectively. The Board of Directors is recommending the re-election of those persons currently serving as Class II directors. Each of the Class II directors elected at the Annual Meeting will serve three-year terms expiring at the 2004 annual meeting of stockholders and until his respective successor is elected and qualified. A director of the Company is elected by the affirmative vote of the holders of a plurality of the shares of Common Stock present or represented at the Annual Meeting and entitled to vote.

         The Board of Directors has nominated Glynn Debter, John J. Lewis, Jr., Loy McGruder and Bishop K. Walker, Jr. for election as Class II directors to hold office until expiration of their term and until their successors have been elected and qualified. It is intended that the persons named in the enclosed proxy card will vote for the election of these nominees. Each nominee has consented to serve as director if elected, but if for any reason any of these persons should not be available or able to serve, the persons named in the enclosed proxy card may exercise discretionary authority to vote for substitutes proposed by the Company's Board of Directors. The names of the nominees and the directors who will continue to serve unexpired terms and certain information relating to them, including the business experience of each during the past five years, follow.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEES LISTED BELOW AS DIRECTORS OF THE COMPANY.

                 NOMINEES FOR TERMS EXPIRING IN 2004 (CLASS II)


                                                                    DIRECTOR OF
              NAME, AGE AND POSITIONS HELD WITH THE                   COMPANY          PRINCIPAL OCCUPATION
                 COMPANY AND ITS SUBSIDIARIES                          SINCE          DURING PAST FIVE YEARS
------------------------------------------------------------        -----------    -----------------------------

GLYNN DEBTER (66)                                                       1996       Owner-operator of Debter Farms
Director of the Company, Community Bank, 1st                                       (cattle breeding), Horton,
Community Credit Corporation, Community Insurance                                  Alabama
Corp. and Southern Select Insurance, Inc.

JOHN J. LEWIS, JR. (53)                                                 1997       Production Planning Manager for
Director of the Company, Community Bank and 1st                                    Tyson Foods, Inc. (food
Community Credit Corporation                                                       processing), Blountsville,
                                                                                   Alabama

LOY MCGRUDER (60)                                                       1996       Executive Vice President of
Director of the Company; Director and Executive Vice                               Community Bank (1994-Present);
President of Community Bank                                                        City President of Community
                                                                                   Bank-Blountsville (1994-1997);
                                                                                   Senior Vice President of
                                                                                   Community Bank (1993-1994)

BISHOP K. WALKER, JR. (69)                                              1984       Vice Chairman, Senior Executive
Director, Vice Chairman, Secretary, Senior Executive Vice                          Vice President and General
President and General Counsel of the Company; Director,                            Counsel of the Company (1987-
Senior Executive Vice President and Secretary of                                   Present); President and Director
Community Bank; Chairman of Community Insurance                                    of Community Insurance Corp.
Corp. and Southern Select Insurance, Inc.                                          (1987-1997)

                DIRECTORS WITH TERMS EXPIRING IN 2002 (CLASS III)


                                                                    DIRECTOR OF
              NAME, AGE AND POSITIONS HELD WITH THE                   COMPANY          PRINCIPAL OCCUPATION
                 COMPANY AND ITS SUBSIDIARIES                          SINCE          DURING PAST FIVE YEARS
------------------------------------------------------------        -----------    -----------------------------

DENNY G. KELLY (61)                                                     1986       President of Community Bank
Director and Executive Vice President of the Company;                              (1993-Present)
Vice Chairman and President of Community Bank; Vice
Chairman and President of 1st Community Credit
Corporation; Director of Community Appraisals, Inc.,
Community Insurance Corp. and Southern Select
Insurance, Inc.

KENNON R. PATTERSON, SR. (58)                                           1983       Chairman, President and Chief
Chairman, President and Chief Executive Officer of the                             Executive Officer of the
Company; Chairman and Chief Executive Officer of                                   Company (1985-Present);
Community Bank; Chairman of 1st Community Credit                                   Chairman and Chief Executive
Corporation; Vice Chairman of Community Appraisals,                                Officer of Community Bank
Inc.; Director of Community Insurance Corp. and Southern                           (1993-Present)
Select Insurance, Inc.

MERRITT M. ROBBINS (63)                                                 1996       Piggly Wiggly  grocery store
Director of the Company, Community Bank, Community                                 operator and property developer,
Insurance Corp. and Southern Select Insurance, Inc.                                New Hope, Alabama

R. WAYNE WASHAM (64)                                                    1996       (Retired) Assistant
Director of the Company, Community Bank and                                        Superintendent of Arab,
Community Appraisals, Inc.                                                         Alabama City Schools (1992-
                                                                                   1996)

                 DIRECTORS WITH TERMS EXPIRING IN 2003 (CLASS I)


                                                                    DIRECTOR OF
              NAME, AGE AND POSITIONS HELD WITH THE                   COMPANY          PRINCIPAL OCCUPATION
                 COMPANY AND ITS SUBSIDIARIES                          SINCE          DURING PAST FIVE YEARS
------------------------------------------------------------        -----------    -----------------------------
ROY B. JACKSON (66)                                                     1999       (Retired) Owner of Jackson
Director of the Company, Community Bank,  Community                                Farm & Garden Center, Minor
Insurance Corp. and Southern Select Insurance, Inc.                                Hill, Tennessee

HODGE PATTERSON, III (45)                                               1993       Executive Vice President of
Director of the Company; Director and Executive Vice                               Community Bank (1997-
President of Community Bank                                                        Present); Vice-Chairman, Chief
                                                                                   Executive Officer and President
                                                                                   of Community Bank, a
                                                                                   Tennessee bank (1993-1997)


KENNON R. PATTERSON, JR. (35)                                           2000       Ranch Manager of
Director of the Company and Community Bank                                         Heritage Valley Ranch (2000-
                                                                                   Present); Executive Vice
                                                                                   President of Community Bank
                                                                                   (1997-2000); Senior Vice
                                                                                   President of Community Bank
                                                                                   (1996-1997).

ROBERT O. SUMMERFORD (70)                                               1996       Owner-operator of Summerford
Director of the Company, Community Bank, Community                                 Nursing Home and
Insurance Corp. and Southern Select Insurance, Inc.                                Summerford Drug Store,
                                                                                   Falkville, Alabama

JIMMIE TROTTER (62)                                                     2000       (Retired) Principal of Mortimer
Director of the Company, Community Bank and                                        Jordan High School, Morris,
Community Appraisals, Inc.                                                         Alabama

         Kennon R. Patterson, Sr. is the father of Kennon R. Patterson, Jr. and the brother of Hodge Patterson, III.

         Directors of the Company hold office for three-year terms unless they sooner resign, become disqualified or are removed. The officers of the Company are elected annually by the directors and serve until their successors are elected and qualified or until their earlier resignation, removal or disqualification.

BOARD MEETINGS AND COMMITTEES

         The Board of Directors of the Company held 20 meetings during 2000. To assist it in its work, the Board of Directors has the following standing committees: Executive Committee, Nominating Committee, Executive Compensation Committee, ESOP and Pension Plan Administrative Committee, and Audit Committee.

         The membership of the Executive Committee currently consists of Kennon
R. Patterson, Sr. (Chairman), Denny G. Kelly (Vice Chairman), Glynn Debter, Roy
B. Jackson and Bishop K. Walker, Jr. This committee has the authority, to the extent permitted by law and the Company's governing documents, to exercise all the powers of the Board of Directors in the management of the business and affairs of the Company. This committee met one time during 2000.

         The Nominating Committee is currently composed of Robert O. Summerford (Chairman), Roy B. Jackson (Vice Chairman) and Merritt M. Robbins. The purpose of this committee is to recommend to the Board of Directors nominations for directors of the Company. This committee met one time in 2000.

         The Executive Compensation Committee reviews the compensation of all officers of the Company and its subsidiaries. Membership of this committee, which met one time in 2000, currently consists of Merritt M. Robbins (Chairman),
R. Wayne Washam (Vice Chairman), Glynn Debter, Roy B. Jackson, John J. Lewis, Jr., Robert O. Summerford and Bishop K. Walker, Jr.

         The ESOP and Pension Plan Administrative Committee administers the Company's pension plan and employee stock ownership plan ("ESOP"). This committee is currently composed of Denny G. Kelly (Chairman), Hodge Patterson, III and Loy McGruder. This committee held four meetings in 2000.

         The Audit Committee reviews the financial and internal operations of the Company. Members of the Audit Committee are R. Wayne Washam (Chairman), Merritt M. Robbins (Vice Chairman), John J. Lewis, Jr., Glynn Debter, Roy B. Jackson, Robert O. Summerford and Jimmie Trotter. This committee did not meet during 2000, but relied upon the Audit Committee of Community Bank, which met 12 times during 2000. Members of the Community Bank's Audit Committee are R. Wayne Washam (Chairman), Robert O. Summerford (Vice Chairman), John J. Lewis and Roy
B. Jackson.

AUDIT COMMITTEE REPORT

         The Audit Committee of the Board of Directors of the Company consists of six directors, each of whom is "independent" as defined by the listing standards of the Nasdaq Stock Market, Inc. The Board of Directors of the Company has not adopted a written charter for the Audit Committee. In fulfilling its responsibilities, the Audit Committee:

         - Reviewed and discussed with management the Company's audited financial statements for the year ended December 31, 2000;

         - Discussed with the Company's independent auditors the matters required to be discussed under Statement on Auditing Standards No. 61: and

         - Received the written disclosures and the letter from the Company's independent auditors regarding the auditors' independence as required by Independence Standards Board Standard No. 1, and discussed with the Company's independent auditors their independence.

         Based on the Audit Committee's review of the Company's audited financial statements for the year ended December 31, 2000 and its discussions with management and the Company's independent auditors as described above and in reliance thereon, the Audit Committee recommended to the Company's Board of Directors that the Company's audited financial statements for the year ended December 31, 2000 be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission.

By the Audit Committee:

R. Wayne Washam (Chairman)               Roy B. Jackson          Robert O. Summerford
Merritt M. Robbins (Vice Chairman)       John J. Lewis, Jr.      Jimmie Trotter
Glynn Debter

DIRECTOR ATTENDANCE

         During 2000, all incumbent directors of the Company attended at least 75% of the total number of meetings of the Board of Directors and meetings of the committees of which they were members except Kennon R. Patterson, Jr.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's directors, executive officers and persons who beneficially own more than 10% of the Common Stock to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Common Stock. These officers, directors and stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. There are specific dates by which these reports are to be filed and the Company is required to report in this Proxy Statement any failure to file reports as required for 2000.

         During 2000, William E. Blackmon failed to file a Form 3 upon assuming the duties of Acting Chief Financial Officer of the Company, but subsequently made the required disclosure in a Form 5 which was timely filed. The Company has relied on written representations of its directors and executive officers and copies of the reports that have been filed in making required disclosures concerning beneficial ownership reporting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Community Bank has from time to time made loans to certain of its directors and executive officers, and members of their immediate families, in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time of the loans for comparable transactions with other persons. These loans did not involve more than the normal risk of collectibility or present other unfavorable features. Community Bank maintains a program whereby each of its full-time employees is eligible for a 1% discount in the rate of interest charged on a loan from Community Bank. Federal banking regulations permit executive officers of Community Bank to participate in this program. In addition, Community Bank maintains a program for executive officers and other of its employees who are required by Community Bank to relocate within its market area in connection with their employment with Community Bank. Under this program, each of these employees is eligible for a

5% annual interest rate on first mortgage, real estate loans from Community Bank. The largest aggregate amount of loans to directors and executive officers of the Company and members of their immediate families outstanding at any time during 2000 under these two programs was approximately $6.3 million. As of April 19, 2001, the total outstanding balance of loans by Community Bank to directors and executive officers of the Company and members of their immediate families under these two programs was approximately $2.4 million.

         In June 2000, Community Bank entered into a lease agreement, as the tenant, with Debter Properties LLC, an Alabama limited liability company, pursuant to which Community Bank leased the real property in which Community Bank's Boaz, Alabama office is located. Mr. Glynn Debter, a director of the Company is a member of Debter Properties, LLC. In connection with the lease agreement, Community Bank loaned funds to Debter Properties, LLC to finance its purchase of the real property from Community Bank at a price of approximately $1.7 million. The term of the lease is 20 years; however, in no event may the term of the lease expire prior to payment in full of the loan obtained by the lessor to purchase the leased property. The monthly rent under this lease is an amount equal to the monthly debt amortization of funds which the lessor borrowed to purchase the leased property. Because the interest rate on the loan used to purchase the property adjusts with fluctuation in the prime rate, the monthly lease payments are subject to change. At December 31, 2000, the amount of the monthly rental payment was $15,821. Lease payments to Debter Properties, LLC during 2000 totaled approximately $110,746. In addition, Community Bank agreed to pay the lessor an additional sum to be adjusted periodically to coincide with the cost to the lessor of the real estate taxes and other items and insurance for the leased property. Community Bank is responsible for maintenance, repairs and utilities for the real property. The Company has the option to purchase the leased premises from the lessor at any time during the term of the lease for an amount equal to the lessor's cost in acquiring and/or constructing such leased premises. In an Addendum to the Lease Agreement and Loan Agreement, dated June 1, 2000, Community Bank agreed to maintain and continue in force fire and extended coverage insurance and general liability insurance upon the leased premises. In return, the lessor agreed to reimburse Community Bank on a quarterly basis the amount of the insurance premium which is included in payments made by Community Bank under the lease.

         The Company and Community Bank, including the Bank's subsidiaries, have used the services of Heritage Interiors, a decorating and design firm owned and operated by the wife of Kennon R. Patterson, Sr., a director and officer of the Company, for the interior design, furniture, appliances, fixtures, hardware, carpets, wall coverings, paint, drapes and accessories for new facilities and similar work associated with the renovation of existing locations. At the request of Mrs. Patterson in January 2000, the Company's contract with Heritage Interiors was canceled, but at the Board of Directors' request, Mrs. Patterson agreed to complete projects then pending. During 2000, Heritage Interiors was paid $145,038 in connection with the completion of Community Bank's Boaz and Hamilton, Alabama locations. In addition, Community Bank paid Heritage Interiors $41,827 in connection with the completion of the renovation of Community Bank's first floor of the headquarters building and the furnishings and decorating of three departments at the headquarters complex in Blountsville, Alabama. Additional payments totaling $25,064 were made to Heritage Interiors during 2000 in connection with 21 other Community Bank locations and the Company's headquarters. 1st Community Credit Corporation paid Heritage Interiors $22,003 for furnishings and decorating in connection with the relocation of its Hartselle, Alabama office and $4,845 in connection with the remodeling of its Albertville, Alabama office. Additional payments totaling $7,317 were made to Heritage Interiors during 2000 in connection with nine other 1st Community Credit Corporation locations. Community Insurance Corp. paid Heritage Interiors $156,158 during 2000 for furnishings and decorating in connection with the renovation of its Huntsville, Alabama offices. In addition, payments totaling $4,848 were made to Heritage Interiors during 2000 for furnishings at Community Insurance Corporation's Oneonta, Alabama office. Total payments to Heritage Interiors by the Company and Community Bank and its subsidiaries in 2000 were $407,100. All of the Heritage Interiors' projects that were pending in January 2000 were completed prior to year-end 2000.

         The Company has engaged the accounting firm of Schauer, Taylor, Cox, Vise and Morgan, P.C. to perform certain accounting services. Douglas B. Schauer, a member of the firm, is Kennon R. Patterson. Sr.'s son-in-law. Other than preparing work papers during the first quarter of 2000 for the Company's independent auditors in connection with the audit of the Company's financial statements for 1999 , services performed by Schauer, Taylor, Cox, Vise and Morgan, P.C. for the Company in 2000 have been limited to preparation of the Company's quarterly tax accruals, preparation and filing of the Company's federal and state tax returns and consultation regarding interpretation and application of accounting standards. In the future, management anticipates using Schauer, Taylor, Cox, Vise and Morgan, P.C. primarily for tax- related matters. The Company and its subsidiaries paid Schauer, Taylor, Cox, Vise and Morgan, P.C. $117,898 for services rendered during 2000.

         At December 31, 2000, the total outstanding balance of indebtedness incurred by the ESOP to purchase shares of Common Stock was approximately $2,606,224. This indebtedness, which is owed to a third party and is secured by a pledge of 221,321 shares of Common Stock that have not been allocated by the ESOP, is guaranteed by the Company.

LEGAL PROCEEDINGS

         At a meeting of Community Bank's Board of Directors on June 20, 2000, a director brought to the attention of the Board the total amount of money Community Bank had paid subcontractors in connection with the construction of a new Community Bank office. Management of the Company commenced an investigation of the expenditures. At the request of management, the architects and subcontractors involved in the construction project made presentations to the Boards of Directors of the Company and Community Bank on July 15 and July 18, 2000, respectively. At the July 18, 2000 meeting of the Board of Directors of Community Bank, another director made a presentation alleging that Community Bank had been overcharged by subcontractors on that construction project and another current construction project. On July 18, 2000, the Boards of Directors of the Company and Community Bank appointed a joint committee comprised of independent directors of the Company and of Community Bank to investigate the alleged overcharges. Upon completion of its investigation, the joint committee is to inform the Boards of Directors of the Company and Community Bank of its findings and recommendations. The joint committee retained legal counsel and an independent accounting firm to assist the committee in its investigation. Management has also been informed that the directors of Community Bank who alleged the construction overcharges have contacted the bank regulatory agencies and law enforcement authorities. Management believes that these agencies and authorities either have conducted or are currently conducting investigations regarding this matter.

         On July 21, 2000, three shareholders of the Company, M. Lewis Benson, Doris E. Benson and John M. Packard, Jr., filed a lawsuit in the state Circuit Court of Marshall County, Alabama against the Company, Community Bank, certain directors and officers of the Company and Community Bank, an employee of Community Bank and two construction subcontractors. The plaintiffs purported to file the lawsuit as a shareholder derivative action, which relates to the alleged construction overcharges being investigated by the joint committee of the Boards of Directors of the Company and Community Bank. The complaint alleges that the directors, officers and employee named as defendants in the complaint breached their fiduciary duties, failed to properly supervise officers and agents of the Company and Community Bank, and permitted waste of corporate assets by allegedly permitting the subcontractor defendants to overcharge Community Bank in connection with the construction of two new Community Bank offices, and to perform the construction work without written contracts, budgets, performance guarantees and assurances of indemnification. In addition, the complaint alleges that Kennon R. Patterson, Sr., the Chairman, President and Chief Executive Officer of the Company, breached his fiduciary duties by allegedly permitting the two named subcontractors to overcharge for work performed on the two construction projects in exchange for allegedly discounted charges for work these subcontractors performed in connection with the construction of Mr. Patterson's residence. The complaint further alleges that the director defendants knew or should have known of this alleged arrangement between Mr. Patterson and the subcontractors. The complaint also alleges that Mr. Patterson, the Community Bank employee and the two subcontractor defendants made false representations and suppressed information about the alleged overcharges and arrangement between Mr. Patterson and the subcontractors. On August 15, 2000, the plaintiffs filed an amended complaint adding Andy C. Mann, a shareholder of the Company, as a plaintiff and adding a former director of the Company and Community Bank as a defendant. The amended complaint generally reiterates the allegations of the original complaint. In addition, the amended complaint alleges that Community Bank was overcharged on all construction projects from January 1997 to the present. The amended complaint also alleges that the defendants breached their fiduciary duties and are guilty of gross financial mismanagement, including allegations concerning the making or approval of certain loans and taking allegedly improper actions to conceal the fact that certain loans were uncollectible. On September 18, 2000 the plaintiffs filed a second amended complaint, which generally reiterates the allegations of the original and first amended complaints. In addition, the second amended complaint alleges that the plaintiffs were improperly denied their rights to inspect and copy certain records of the Company and Community Bank. The second amended complaint also alleges that the directors of the Company abdicated their roles as directors either by express agreement or as a result of wantonness and gross negligence. The second amended complaint asserts that the counts involving inspection of corporate records and director abdication are individual, non-derivative claims. The second amended complaint seeks, on behalf of the Company, an unspecified amount of compensatory damages in excess of $1 million, punitive damages, disgorgement of allegedly improperly paid profits and appropriate equitable relief. Upon motion of the defendants, the case was transferred to the state Circuit Court in Blount County, Alabama by order dated September 21, 2000, as amended on October 12, 2000. On August 24, 2000, the Board of Directors of the Company designated the directors of the Company who serve on the joint investigative committee as a special litigation committee to investigate and evaluate the allegations and issues raised in this lawsuit and to arrive at such decisions and take such action as the special litigation committee deems appropriate. At a hearing on February 23, 2001 the court stayed discovery with respect to the Company, Community Bank and the directors, officers and employees of each until May 24, 2001, at which time the court expects to receive a report from the special litigation committee. Because the special litigation committee has not yet completed its investigation, and as a result of the inherent uncertainties of the litigation process, the Company is unable at this time to predict the outcome of this lawsuit and its effect on the Company's financial condition and results of operations. Regardless of the outcome, however, this lawsuit could be costly, time-consuming and a diversion of management's attention.

         On November 19, 1998, Mr. William Towns, a shareholder of the Company, filed a shareholder derivative action against the directors of the Company in the state Circuit Court of Blount County, Alabama. Mr. Towns amended his complaint on January 14, 1999 to add the Company and Community Bank as defendants in the action. On February 11, 1999, the complaint was again amended to add Mr. Pat Bellew and Mrs. Mary Bellew, who are also shareholders of the Company, as additional plaintiffs. The complaint alleged that the directors of the Company breached their fiduciary duty to the Company and its shareholders, engaged in fraud, fraudulent concealment, suppression of material fact and suppression of the plaintiff shareholders, failed to supervise management, and conspired to conceal wrongful acts from the Company's shareholders and paid themselves excessive director fees. The complaint also alleged that the Board of Directors acquiesced in mismanagement and misconduct by Kennon R. Patterson, Sr., the Chairman of the Board, Chief Executive Officer and President of the Company, including alleged self dealing, payment of excessive compensation, misappropriation of corporate opportunities and misappropriation of funds. The complaint sought an unspecified amount of compensatory and punitive damages, removal of the current directors, appointment of a new Board of Directors, and attorneys fees and costs. On December 21, 1998, the Company and its directors filed a motion with the court seeking to have the complaint dismissed. On March 1, 1999, the Company's Board of Directors appointed a special Board committee comprised of non-employee directors of the Company, to review the plaintiffs' allegations in accordance with Delaware law. On April 6, 1999, each of the parties to the action requested that the court stay the litigation and related discovery, motions and hearings, pending completion of the special committee's review. On April 30, 1999, the court entered an order staying the litigation and related discovery, motions and hearing in accordance with the parties' request. On October 15, 1999, the special committee filed its final report with the court. On October 21, 1999, the parties forwarded to the court an agreed-upon order governing the confidentiality of the special committee's report, which the court entered on January 2, 2000. On August 3, 2000, the Company, Community Bank and the Company's directors filed a motion to stay the proceedings until the Company's and Community Bank's joint investigative committee had completed its investigation of the alleged construction overcharges discussed above. At the request of the Company and the other defendants in the action, the court continued a hearing on the motion to dismiss. On February 23, 2001, the court indicated that there was no reason to continue the stay of this action. The parties are awaiting a hearing on the defendants' motion to dismiss the case. Management of the Company believes that the plaintiffs' allegations are false and that the action lacks merit. The Company and its directors intend to defend the action vigorously, and management of the Company believes that the action will not have a material adverse effect on the Company's financial condition or results of operations. Regardless of the outcome, however, this lawsuit could be costly, time consuming and a diversion of management's attention.

         On September 14, 2000, another action was filed in the state Circuit Court of Blount County, Alabama, against the Company, Community Bank and certain directors and officers of the Company and Community Bank by R. C. Corr, Jr.; Doris J. Corr; Bryan A. Corr, Sr.; Tina M. Corr; Joan M. Currier; John David Currier; and Corr, Inc. f/k/a Oneonta Telephone Company alleging that the directors actively participated in or ratified the misappropriation of corporate income. The action was not styled as a shareholder derivative action. On January 3, 2001, the defendants filed a motion for summary judgment on the basis that these claims are derivative in nature and cannot be brought on behalf of individual stockholders. The court has not ruled on the motion. The Company and its directors believe that this lawsuit is without merit and intend to defend the action vigorously. Although management currently believes that this action will not have a material adverse effect on the Company's financial condition or results of operations, regardless of the outcome, the action could be costly, time consuming and a diversion of management's attention.

         The Company's Certificate of Incorporation provides that, in certain circumstances, the Company will indemnify and advance expenses to its directors and officers for judgments, settlements and legal expenses incurred as a result of their service as officers and directors of the Company. Community Bank's Bylaws contain a similar provision for indemnification of directors and officers of Community Bank.

         On November 15, 2000, Michael W. Alred and Michael A. Bean, two former directors and executive officers of Community Bank, filed suit against Community Bank in the United States District Court for the Northern District of Alabama alleging that their employment was wrongfully terminated for allegedly providing information to bank regulatory and law enforcement authorities concerning possible violations of laws and regulations, gross mismanagement, gross waste of funds and abuse of authority by Community Bank, its directors, officers and employees. According to the complaint, the information which these two individuals provided to authorities concerned certain bank construction projects, specific loans, charge-offs, expenses and past due accounts. The complaint seeks reinstatement of the plaintiffs to their former positions as officers and directors of Community Bank as well as compensatory and punitive damages. Community Bank and its directors believe this lawsuit is without merit and intend to defend the action vigorously. Management of the Company believes that this action will not have a material adverse effect on the Company's financial condition or results of operations.


                             EXECUTIVE COMPENSATION

         For additional information about compensation of the Company's executive officers, please see the section below captioned "Executive Compensation Committee Report on Executive Compensation."

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

         The following table provides summary information concerning compensation paid by the Company and its subsidiaries during 2000 to the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company at December 31, 2000 (collectively, the "named executive officers") for the fiscal years ended December 31, 2000, 1999 and 1998.

                           SUMMARY COMPENSATION TABLE


                                                                                                   LONG-TERM
                                                              ANNUAL COMPENSATION                COMPENSATION
                                                    ---------------------------------------      ------------

                                                                                                   AWARDS
                                                                                  OTHER          SECURITIES
                                                                                  ANNUAL          UNDERLYING       ALL OTHER
                                                      SALARY        BONUS       COMPENSATION     OPTIONS/SARS    COMPENSATION
    NAME AND PRINCIPAL POSITION         YEAR           ($)           ($)             ($)             (#)           ($)(1)(2)
----------------------------------      ----        ----------     --------     ------------     ------------    -------------

Kennon R. Patterson, Sr.
  Chairman, President
  and Chief Executive Officer ...       2000        $1,017,000           --            --               --          $ 8,003
                                        1999           588,950     $309,650            --           40,000           75,808
                                        1998           544,500      281,500            --           16,667           53,928



Bishop K. Walker, Jr.
  Vice Chairman and
  General Counsel ...............       2000        $  476,000           --            --               --          $11,780
                                        1999           421,923           --            --           15,000           29,087
                                        1998           248,730           --            --           13,333           41,657

Denny G. Kelly
  President -
  Community Bank ................       2000        $  375,000           --            --               --          $ 9,803
                                        1999           323,654           --            --           20,000           30,048
                                        1998           190,288           --            --           10,000           41,128

Hodge Patterson, III
  Executive Vice President -
  Community Bank ................       2000        $  260,000           --       $29,679(3)            --          $ 9,803
                                        1999           250,000           --        29,050(3)         5,000            8,048
                                        1998           170,019           --        17,740(3)         6,667           35,378

Loy McGruder
  Executive Vice President -
  Community Bank ................       2000        $  245,000           --            --               --          $ 9,803
                                        1999           230,000           --            --            5,000            8,048
                                        1998           152,231           --            --            6,667           33,628

--------------------

(1) Includes director fees paid for service as a director of the Company and of its subsidiaries during 2000, 1999 and 1998, respectively, as follows: Kennon R. Patterson, Sr., $0, $56,250 and $37,000; Bishop K. Walker, Jr.,$0, $19,000 and
$33,000; Denny G. Kelly,$0, $22,000 and $34,500; Hodge Patterson, III, $0, $0
and $28,750; and Loy McGruder, $0, $0 and $27,000.

(2) Also includes life insurance premiums paid by the Company and contributions by the Company to the ESOP during 2000, 1999 and 1998, respectively, as follows:
Kennon R. Patterson, Sr., $8,003, $19,558 and $16,928; Bishop K. Walker, Jr., $11,780, $10,087 and $8,667; Denny G. Kelly, $9,803, $8,048 and $6,628; Hodge
Patterson, III, $9,803, $8,048 and $6,628; and Loy McGruder, $9,803, $8,048 and
$6,628. ESOP contributions for 2000 are estimated because the allocations for the 2000 plan year have not been completed by the plan recordkeeper.

(3) Includes for 2000, 1999 and 1998, respectively, $2,550, $2,265 and $4,805 with respect to social club dues, $12,146, $9,703 and $5,675 with respect to usage of a Company-owned automobile, and $14,983, $17,082 and $7,260 with respect to discounted interest rates through participation in the Company's employee loan programs.

STOCK OPTIONS

         The Company did not grant any stock options or stock appreciation rights during 2000 to the named executive officers.

OPTION EXERCISES AND HOLDINGS

         The following table provides information concerning the exercise of stock options during 2000 by the named executed officers and the unexercised stock options held by them at December 31, 2000.

                     AGGREGATED OPTION/SAR EXERCISES IN LAST
                    FISCAL YEAR AND FY-END OPTION/SAR VALUES


                                                                Number of Securities
                                                               Underlying Unexercised            Value of Unexercised
                                                                     Options/SARs              In-the-money Options/SARs
                               Shares                                at FY-End (#)                 at FY-End ($) (1)
                                                            ----------------------------     ------------------------------
                            Acquired on         Value
Name                        Exercise (#)     Realized ($)   Exercisable    Unexercisable     Exercisable      Unexercisable
-------------------------   ------------     ------------   -----------    -------------     -----------      -------------
 Kennon R. Patterson, Sr.        --               --           112,667           --            $408,001             --

    Bishop K. Walker, Jr.        --               --            67,333           --             314,499             --

           Denny G. Kelly        --               --            54,000           --             177,000             --

     Hodge Patterson, III        --               --            33,667           --             181,001             --

             Loy McGruder        --               --            31,667           --             165,001             --

-------------------------

(1) Represents market value of underlying shares of Common Stock of $18.00 per share at December 31, 2000, as determined by the Board of Directors, net of the exercise price of the options.

RETIREMENT PLAN

         The following table shows the estimated annual benefits payable at normal retirement age (age 65) under a qualified defined benefit retirement plan (Community Bancshares, Inc. Revised Pension Plan) as well as under a non-qualified supplemental retirement plan (Community Bancshares Inc. Benefit Restoration Plan). This supplemental plan provides benefits that would otherwise be denied participants because of Internal Revenue Code limitations on qualified plan benefits. All of the named executive officers are participants in this supplemental plan.

                               PENSION PLAN TABLE


                                             Years of Credited Service
                        ---------------------------------------------------------------
 Average Annual
   Compensation                10                20                30                40
   ------------                --                --                --                --
   $     25,000         $   3,750         $   7,500         $  11,250         $  15,000
         50,000             7,500            15,000            22,500            30,000
         75,000            11,250            22,500            33,750            45,000
        100,000            15,000            30,000            45,000            60,000
        250,000            37,500            75,000           112,500           150,000
        500,000            75,000           150,000           225,000           300,000
        750,000           112,500           225,000           337,500           450,000
      1,000,000           150,000           300,000           450,000           600,000
      1,250,000           187,500           375,000           562,500           750,000

         The benefits shown are not subject to any deduction for Social Security benefits or other offset amounts. Benefits shown above are computed as a straight-life annuity beginning at age 65.

         The amount of compensation covered by the combination of plans covering the named executive officers is total compensation, including bonuses, overtime or other forms of extraordinary compensation. The amount of the retirement benefit is determined by the length of the retiree's credited service under the plans and his average monthly earnings for the five highest compensated, consecutive calendar years of the retiree's final ten consecutive calendar years of employment with the Company and its subsidiaries. The full years of credited service under the plans for the named executive officers as of December 31, 2000 are as follows: Kennon R. Patterson, Sr.: 18 years; Bishop K. Walker, Jr.: 14 years; Denny G. Kelly: 15 years; Hodge Patterson, III: 14 years; and Loy
McGruder: 14 years.

COMPENSATION OF DIRECTORS

         Non-employee directors of the Company are paid an annual retainer of $15,000 and a fee of $1,500 for each month during which the director serves. Non-employee members of the Company's Executive Committee, Nominating Committee, Executive Compensation Committee and Audit Committee receive a fee of $500 per meeting. Non-employee directors of the Company who are also directors of Community Bank or its subsidiaries receive the following monthly fees: Community Bank - $500; Community Appraisal, Inc. - $250; 1st Community Credit Corporation
- $250; and Community Insurance Corp. - $250. Non-employee members of Community Bank's Executive Committee, Compensation Committee and Personnel Grievance Committee receive $500 per meeting. Non-employee members of Community Bank's Audit Committee, Asset Quality Committee and Electronic Data Processing Committee receive a monthly fee of $500.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

         EMPLOYMENT AGREEMENTS

         Effective April 1, 1996, the Company entered into an Employment Agreement with Kennon R. Patterson, Sr., which was amended on October 14, 1999 and expires on March 31, 2008. The Employment Agreement, as amended, provides that Mr. Patterson will serve as the Chairman of the Board of Directors, President and Chief Executive Officer of the Company and receive an annual cash compensation of at least $898,600, the amount of Mr. Pattersons total cash compensation for 1999, with increases in his compensation as determined by the Board of Directors based on the recommendation of the Company's Executive Compensation Committee. Mr. Patterson's Employment Agreement also provides that he will receive four weeks of paid vacation annually, use of an automobile for business and personal purposes, reimbursement of reasonable business and professional expenses, memberships in civic and social clubs, and an annual allowance of $10,000 for the purchase of life insurance. In the event that Mr. Patterson is disabled to the extent that he is incapable of performing his duties, he is entitled to a continuation of his compensation during the period of disability, but not to exceed one year. If Mr. Patterson's employment with the Company is terminated, he may not engage in the business of banking within a 25 mile radius of any office of the Company or its subsidiaries for a period of two years following the termination of his employment.

         Effective April 1, 1996, the Company also entered into an Employment Agreement with Bishop K. Walker, Jr. This Employment Agreement expired on March 31, 2001 and has not been renewed or replaced.

         CHANGE IN CONTROL AGREEMENTS

         The Company entered into Change in Control Agreements with each of the named executive officers on December 4, 1999. These agreements have terms of three years and are automatically renewed unless terminated at the end of their terms by the Company's Executive Compensation Committee. In the event of a change in control (as defined in the agreements) of the Company, the named executive officer is entitled to receive certain severance benefits if his employment is terminated by the Company within 30 months following the change in control, unless the termination is for cause or by reason of the officer's death, disability or retirement on or after age 65. The officer is also entitled to these severance benefits if the officer terminates employment with the Company within 30 months following a change in control because, among other reasons, the officer's authority, duties, compensation or benefits have been reduced or the officer is forced to relocate more than 50 miles from his place of employment immediately prior to the change in control. If, during the term of the agreement, a transaction is proposed which, if consummated, would constitute a change in control and, the officer's employment is thereafter terminated by the Company other than for cause or by reason of the officer's death, disability or retirement on or after age 65, and the proposed transaction is consummated within one year following the officer's termination of employment, the change in control will be deemed to have occurred during the term of the agreement and the officer will be entitled to severance benefits. The officer is also entitled to receive severance benefits if the officer terminates employment for any reason during a 30-day period beginning 12 months after the occurrence of a change in control.

         The severance benefits payable under the Change in Control Agreements are as follows: (i) a lump sum payment equal to the present value of the officer's monthly salary which would have been payable for 30 months following the officer's termination of employment but for such termination; (ii) a lump sum payment equal to the present value of a monthly payment payable for 30 months, which monthly payment is calculated by taking one-twelfth of the average of the bonuses earned by the officer for the two calendar years immediately preceding the year in which the officer's termination of employment occurs;
(iii) continuation of the officer's health and life insurance benefits for 30 months following the officer's termination of employment at the same level and on the same terms as provided to the officer immediately prior to his termination of employment; (iv) full vesting and continued participation for a period of 30 months following the officer's termination of employment in certain retirement plans or, if such full vesting and continued participation is not allowed, payment by the Company of a lump sum supplemental benefit in lieu of full vesting and continued participation in such plans; and (v) individual career counseling and outplacement services for a reasonable period of time following the officer's termination of employment, up to a maximum cost to the Company of $5,000 per officer.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The following directors currently serve as members of the Executive Compensation Committee of the Company's Board of Directors and also served on such committee during 2000:

Merritt M. Robbins (Chairman)         Glynn Debter          John J. Lewis, Jr.
R. Wayne Washam (Vice Chairman)       Roy B. Jackson        Robert O. Summerford
Bishop K. Walker, Jr.

         Bishop K. Walker, Jr. is a named executive officer of the Company.

         In June 2000, Community Bank sold to, and leased back from, Debter Properties, LLC, an Alabama limited liability company of which Glynn Debter is a member, real property in which Community Bank's Boaz, Alabama, office is located. See "Certain Relationships and Related Transactions" above.


                     EXECUTIVE COMPENSATION COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

OVERVIEW

         The Company's Executive Compensation Committee (the "Compensation Committee") is responsible for establishing and administering the Company's executive compensation program. The Compensation Committee also makes recommendations regarding executive compensation to the Board of Directors, which has final approval of the compensation of each executive officer, including the named executive officers identified in the Summary Compensation Table above. The named executive officers do not participate in the Board of Directors' review and determination of their compensation or in the Compensation Committee's review and recommendation of their compensation.

         The Company's executive compensation program is designed to attract, reward, retain and motivate executive officers who will provide strong leadership necessary for the Company to achieve superior financial performance and stockholder return, and who will be an integral part of the communities that the Company serves. During 2000, the Company's executive compensation program consisted only of base compensation. Executive officers also receive various perquisites comparable to those made available to executive officers of other financial institutions, as well as retirement and other employee benefits that are generally available to employees of the Company and its subsidiaries.

EXECUTIVE COMPENSATION PROGRAM

         BASE COMPENSATION

         Base compensation provides the foundation for the Company's executive compensation. Its purpose is to compensate the executive for performing the basic duties that he or she is expected to perform. Salaries are typically reviewed and adjusted each year. The base compensation paid to Kennon R. Patterson, Sr. is subject to the terms of his employment agreement with the Company. Mr. Patterson's employment agreement provides for a minimum base salary, which is subject to annual review in the discretion of the Board of Directors based upon the recommendation of the Compensation Committee. The base compensation of Bishop K. Walker, Jr. was formerly subject to the terms of an employment agreement which expired on March 31, 2001.

         In determining the base compensation for a particular executive officer, the Compensation Committee performs a subjective evaluation with three primary factors in mind: (i) the officer's individual performance, (ii) performance of the Company and business unit or units of the Company for which the officer is responsible, and (iii) published compensation data for comparable positions at other financial institutions. The Compensation Committee does not assign any relative or specific weights to these factors, and individual members of the Compensation Committee may give differing weights to different factors. Accordingly, during a particular year, the base compensation of an executive officer of the Company may not necessarily be related to the Company's performance during that year or the prior year.

         Individual Performance. In determining its recommended compensation for each executive officer of the Company, the Compensation Committee considers the officer's individual performance during the prior year. Individual performance is generally evaluated by reference to the executive officer's annual performance review, in which the officer is subjectively graded by his or her superiors on various specified criteria, such as leadership skill and management ability.

         Company Performance. The Compensation Committee also considers the performance during the prior year of the Company and the bank, branch, branches or other business unit or units of the Company for which the executive officer is responsible. For example, in determining the compensation for Kennon R. Patterson, Sr., the Chairman, Chief Executive Officer and President of the Company, the Compensation Committee reviews the performance of the entire Company, and in determining the compensation for Denny G. Kelly, the President of Community Bank, the Compensation Committee reviews the performance of Community Bank as a whole. The Compensation Committee subjectively evaluates the performance by the business units with respect to criteria that the Compensation Committee believes to be relevant in assessing the units' performance. The Compensation Committee has not established any target amounts for these criteria, which may differ from unit to unit, depending on the nature of the unit's business (such as banking, consumer finance or insurance) and how long the unit has been in operation, among other factors. The Compensation Committee generally focuses on the following five criteria, to the extent applicable, in assessing each unit's performance: (i) growth in loan portfolio; (ii) growth in deposits; (iii) amount of employee turnover; (iv) net profit; and (v) charge-offs and loan losses.

         Compensation Survey. During 1999, the Company commissioned a compensation survey to determine the competitiveness of the compensation of 36 of its employees in 15 benchmark positions. The results of this survey were utilized by the Compensation Committee in determining its recommendations for the compensation of the particular positions covered by the survey, including all of the named executive officers.

         Published Compensation Data. The Company subscribes to several industry publications that report compensation of the executive officers of other financial institutions. The Compensation Committee reviews information regarding the compensation of similarly-situated executives at comparable institutions in determining its recommended compensation for a particular executive officer.

         Based on these and other factors that the Compensation Committee and its members may deem to be relevant, the Compensation Committee determines the base compensation of each executive officer and makes its recommendations to the Board of Directors. The Board of Directors then considers the Compensation Committee's recommendations, and may elect to decrease, increase or approve the compensation recommended by the Compensation Committee. During 2000, the annual base compensation for each of the named executive officers was increased as follows: Kennon R. Patterson, Sr. to $1,017,000, Bishop K. Walker, Jr. to $476,000, Denny G. Kelly to $375,000, Hodge Patterson, III to $260,000 and Loy McGruder to $245,000. The Board of Directors approved, without material change, the base compensation recommended by the Compensation Committee for 2000.

         Due to the net loss reported by the Company for 2000, each of the named executive officers agreed to a 10% reduction in his base compensation for 2001 as part of a program to decrease non-interest expenses at the Company.

         ANNUAL BONUSES

         The Company has, to a limited extent, provided short-term incentives to executive officers in the form of annual cash bonuses in recognition of outstanding individual performance and/or business unit performance.

The Board of Directors did not award bonuses to any executive officer of the Company for 2000, based on the Board's determination that the officers' base compensation provided adequate compensation based on individual performance, the Company's performance and published compensation data for comparable positions at other financial institutions during 2000.

LONG-TERM INCENTIVES

         The purpose of long-term incentives is to provide incentives and rewards recognizing the performance of the Company over time and to motivate long-term, strategic thinking among executives. During 2000, the Company did not grant stock options to any of the named executive officers based on the Board's determination to reevaluate its long-term incentive compensation strategy.

CHIEF EXECUTIVE OFFICER COMPENSATION

         Effective April 1, 1996, the Company entered into an employment agreement with Kennon R. Patterson, Sr., the Chief Executive Officer of the Company, which was amended on October 14, 1999 and expires on March 31, 2008. The Board of Directors approved this employment agreement because of Mr. Patterson's length of service with the Company, the growth and success that the Company had achieved under his leadership, and the Board's view that Mr. Patterson's efforts, strategic vision and leadership were a key component in achieving such growth and success. In addition, the Board desired to ensure that the Company continued to retain Mr. Patterson's services as Chief Executive Officer of the Company.

         Compensation for Mr. Patterson during 2000 was determined in accordance with the terms of his employment agreement and the Board of Directors' subjective evaluation of Mr. Patterson's performance and that of the Company, as well as the other factors and criteria described above for other executive officers of the Company. For 2000, Mr. Patterson's total cash compensation was increased from $898,600 to $1,017,000. Consistent with the October 14, 1999 amendment to Mr. Patterson's employment agreement, his total cash compensation for 2000 was categorized as base salary rather than being divided between salary and bonus as it had been in previous years. Mr. Patterson was not granted a cash bonus or stock options during 2000.

         In determining the amount of Mr. Patterson's compensation, the Compensation Committee considered various qualitative and quantitative criteria regarding Mr. Patterson's individual performance and that of the Company, as well as the results of the 1999 compensation survey and published data regarding compensation paid to the chief executive officers of other financial institutions. The Compensation Committee did not establish any target amounts with respect to these criteria, or assign any particular weights to the criteria considered. In particular, the Compensation Committee considered the increases during 2000 in the Company's total assets to $713.8 million from $674.9 million, in the Company's deposits to $600.9 million from $573.3 million, and in the Company's net loans to $528.3 million from $498.7 million. The Compensation Committee determined that these accomplishments were key factors in the continued growth in the size of the Company, and that they resulted in large part from Mr. Patterson's management, leadership, strategic vision and dedication to the Company and the communities it serves.

         Due to the net loss reported by the Company at December 31, 2000, Kennon R. Patterson, Sr. agreed to a 10% reduction in his cash compensation for 2001, as part of a program to decrease non-interest expenses at the Company.

By the Executive Compensation Committee:

Merritt M. Robbins (Chairman)      Glynn Debter           John J. Lewis, Jr.
R. Wayne Washam (Vice Chairman)    Roy B. Jackson         Robert O. Summerford
Bishop K. Walker, Jr.

                                PERFORMANCE GRAPH

         Set forth below is a graph comparing the yearly percentage change in the cumulative total return of the Company's Common Stock against the cumulative total return of the NASDAQ Stock Market Bank Index and the American Stock Exchange Major Market Index for the last five years. It assumes that the value of the investment in the Company's Common Stock and in each index was $100.00 and that all dividends were reinvested. There is no established trading market for the Company's Common Stock and, therefore, no reliable information is available as to the prices at which such Common Stock has traded. To the extent that cumulative total return data provided in the graph below is based in part on the price of the Common Stock at the dates indicated, such information should not be viewed as indicative of the actual or market value of the Common Stock.

                           Community Bancshares, Inc.          AMEX Major Market Index             NASDAQ Bank Index*
                           --------------------------          -----------------------             ------------------
12/31/95                             100.00                            100.00                            100.00
12/31/96                             116.92                            124.68                            132.04
12/31/97                             157.47                            156.24                            221.06
12/31/98                             216.96                            184.86                            219.64
12/31/99                             268.17                            217.69                            211.15
12/31/00                             230.45                            222.85                            241.10

         The information provided under the headings "Audit Committee Report," "Executive Compensation Committee Report on Executive Compensation" and "Performance Graph" above shall not be deemed to be "soliciting material" or to be "filed" with the SEC, or subject to Regulation 14A or 14C, other than as provided in Item 402 of Regulation S-K, or to liabilities of Section 18 of the Exchange Act and, unless specific reference is made therein to such headings, shall not be incorporated by reference into any filings under the Securities Act of 1933 or the Exchange Act.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information, as of April 26, 2001, with respect to ownership of shares of Common Stock by each of the Company's directors, nominees for directors and named executive officers, all directors and executive officers of the Company as a group, and each other person or group that is known by the Company, based solely upon a review of filings made with the SEC, to be the beneficial owner of more than 5% of the outstanding shares of Common Stock.



                                                     SHARES OF COMMON STOCK BENEFICIALLY OWNED (1)                 PERCENTAGE OF
                                                     ---------------------------------------------                  TOTAL SHARES
PERSON, GROUP OR ENTITY                    SOLE POWER (2)          SHARED POWER (3)           AGGREGATE             OUTSTANDING
-----------------------                    --------------          ----------------           ---------            --------------
I.  DIRECTORS, NOMINEES
    AND EXECUTIVE OFFICERS
Glynn Debter                                 11,867  (4)                 21,811                  33,678                     *

Roy B. Jackson                                6,400  (5)                  6,600                  13,000                     *

Denny G. Kelly                               44,835  (6)                324,257                 369,092                  7.68 %

John J. Lewis, Jr.                           35,189  (7)                  1,200                  36,389                     *

Loy McGruder                                 20,994  (8)                293,660                 314,654                  6.54

Hodge Patterson, III                         66,231  (9)                263,999                 330,230                  6.87

Kennon R. Patterson, Sr.                     76,111  (10)               573,865                 649,976                 13.52

Kennon R. Patterson, Jr.                     10,769  (11)               102,522                 113,291                  2.36

Merritt M. Robbins                          169,260  (12)                 5,070                 174,330                  3.63

Robert O. Summerford                         35,667  (13)                76,200 (14)            111,867                  2.33

Jimmie Trotter                                5,014  (15)                 4,000                   9,014                     *

Bishop K. Walker, Jr.                       228,168  (16)                94,115                 322,283                  6.70

R. Wayne Washam                              20,069  (17)                 7,000                  27,069                     *

All Company directors,
nominees for directors and
executive officers as a group
(15 persons)                                746,538                   1,062,097               1,808,635                 37.61

II.  OTHERS
U.S. Trust Company, N.A. as
Trustee of the Community
Bancshares, Inc. Employee
Stock Ownership Plan (18)                        --                     540,616 (19)            540,616 (19)            11.24

R.C. Corr, Jr., Doris J. Corr,
Bryan A. Corr, Tina M. Corr,
Joan M. Currier, John David
Currier, Christina M.
Currier, Corr, Inc., as a
group, 600 Third Avenue
East, Oneonta, AL 35121 (20)                 10,468                     370,881                 381,349                  7.93

-------------------------

* Less than 1%.

(1) The number of shares reflected are shares which, under applicable SEC regulations, are deemed to be beneficially owned, including shares as to which, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, either voting power or investment power is held or shared. In addition, in computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person which are currently exercisable, or which will become exercisable within 60 days following April 26, 2001, are deemed to be outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. The total number of shares beneficially owned is divided, where applicable, into two categories: (i) shares as to which voting/investment power is held solely, and
(ii) shares as to which voting/investment power is shared.

(2) Unless otherwise specified in the following footnotes, if a beneficial owner is shown as having sole power, the owner has sole voting as well as sole investment power, and if a beneficial owner is shown as having shared power, the owner has shared voting power as well as shared investment power. Some individuals are shown as beneficial owners of shares held by the Company's ESOP. The individual has sole power to direct the ESOP trustee as to the manner in which shares allocated to the individual's account under the ESOP are to be voted. The individual has no direct power of disposition with respect to shares allocated to the individual's account, except to request a distribution under the terms of the ESOP. The ESOP recordkeeper has not completed the allocation as of December 31, 2000, so the number of shares shown as allocated to an individual's account are as of December 31, 1999.

(3) This column may include shares held in the name of, among others, a spouse, minor children or certain other relatives sharing the same home as the director, nominee, executive officer or 5% stockholder. In the cases of Messrs. Denny G. Kelly, Hodge Patterson, III and Loy McGruder this column includes 221,321 shares which are held by the ESOP and which have not been allocated to any participant account. These individuals serve as members of the Administrative Committee of the ESOP and have investment authority over the unallocated shares, but each individual disclaims any beneficial ownership with respect to such unallocated shares. In the case of Messrs. Kennon R. Patterson, Sr., Bishop K. Walker, Jr., Denny G. Kelly, Loy McGruder, Hodge Patterson, III and Kennon R. Patterson, Jr. this column includes 42,578 shares held by Community Investments, a partnership composed of eight individuals, of which each such individual is a partner.

(4) Includes 11,667 shares which could be acquired within 60 days following April 26, 2001 pursuant to stock options.

(5) Includes 5,000 shares which could be acquired within 60 days following April 26, 2001 pursuant to stock options.

(6) Includes 30,000 shares which could be acquired within 60 days following April 26, 2001 pursuant to stock options and 14,835 shares allocated to Mr. Kelly's ESOP account as of December 31, 1999.

(7) Includes 11,667 shares which could be acquired within 60 days following April 26, 2001 pursuant to stock options.

(8) Includes 11,667 shares which could be acquired within 60 days following April 26, 2001 pursuant to stock options and 9,327 shares allocated to Mr. McGruder's ESOP account as of December 31, 1999.

(9) Includes 5,000 shares which could be acquired within 60 days following April 26, 2001 pursuant to stock options and 10,920 shares allocated to Mr. Hodge Patterson's ESOP account as of December 31, 1999.

(10) Includes 40,000 shares which could be acquired within 60 days following April 26, 2001 pursuant to stock options and 36,111 shares allocated to Mr. Kennon R. Patterson, Sr.'s ESOP account as of December 31, 1999.

(11) Includes 5,000 shares which could be acquired within 60 days following April 26, 2001 pursuant to stock options and 5,669 shares allocated to Mr. Kennon R. Patterson, Jr.'s ESOP account as of December 31, 1999.

(12) Includes 5,000 shares which could be acquired within 60 days following April 26, 2001 pursuant to stock options.

(13) Includes 13,667 shares which could be acquired within 60 days following April 26, 2001 pursuant to stock options.

(14) Includes 62,200 shares held by Summerford Nursing Home and 14,000 shares held by Summerford Drug. Mr. Summerford is a controlling shareholder of both companies.

(15) Includes 5,000 shares which could be acquired within 60 days following April 26, 2001 pursuant to stock options.

(16) Includes 15,000 shares which could be acquired within 60 days following April 26, 2001 pursuant to stock options and 13,324 shares allocated to Mr. Walker's ESOP account as of December 31, 1999.

(17) Includes 13,667 shares which could be acquired within 60 days following April 26, 2001 pursuant to stock options.

(18) The address of U.S. Trust Company, N.A. is 515 S. Flower Street, Suite 2700, Los Angeles, CA 90071-2291.

(19) Participants in the ESOP have the power to direct the ESOP trustee how to vote shares allocated to their individual accounts. Any unallocated shares, and any allocated shares with respect to which voting instructions are not received from a participant, will be voted by the appropriate ESOP fiduciary in its discretion.

(20) Information about this group was obtained from a Schedule 13D, and amendments thereto, filed by such group with the SEC.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors of the Company has engaged the accounting firm of Dudley, Hopton-Jones, Sims & Freeman PLLP (Dudley, Hopton-Jones") as the independent accountant of the Company and its subsidiaries for 2001. This firm served as the Company's independent accountant from 1989 until May 2000.

         On May 11, 2000, the Company's Board of Directors determined not to retain Dudley, Hopton-Jones for the year ended December 31, 2000. During the two fiscal years and the subsequent interim period preceding the change in accountants, there were no disagreements between the Company and Dudley, Hopton-Jones on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the Satisfaction of Dudley, Hopton-Jones, would have caused Dudley, Hopton-Jones to make reference to the subject matter of the disagreement in connection with its report, nor had Dudley, Hopton-Jones in either of the preceding two years issued an adverse opinion or disclaimer of opinion with respect to the Company's financial statements or qualified or modified its opinion as to uncertainty, audit scope or accounting principles. Dudley, Hopton-Jones submitted letters dated May 16 and May 30, 2000 addressed to the Securities and Exchange Commission regarding the Company's change in independent accountants which were filed as exhibits to the Company's current report on Form 8-K dated May 16, 2000 and an amendment to that current report on Form 8-K/A dated May 30, 2000.

         On May 11, 2000 the Company's Board of Directors engaged KPMG LLP ("KPMG") as the Company's independent accountant for the year ending December 31, 2000. KPMG had been consulted by the Company in August 1999 to determine the proper accounting treatment of certain loans which were made at the Ft. Payne, Alabama Wal-Mart office of Community Bank. KPMG issued a report on the appropriate application of generally accepted accounting principles dated October 14, 1999 to the Company in connection with the consultation, which was filed as an exhibit to the Company's current reports on Forms 8-K and an amendment to that current report on Form 8-K/A dated May 16 and 30, 2000, respectively. KPMG's report addressed three issues identified by the Company:
(1) If the loans were individually evaluated for impairment would the loans be considered impaired under Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan ("Statement 114")?; (2) If the loans are impaired loans, should the expected insurance proceeds under the Company's fidelity bond be included in the loans' expected future cash flows in measuring impairment under Statement 114?; (3) If the insurance proceeds should not be included in measuring impairment, how should the Company record the effect of the expected reimbursement? KPMG's conclusions, all of which are based on the facts of the transaction provided by management, were as follows: Issue
(1) - The loans should be considered impaired according to Statement 114; Issue
(2) - The expected insurance proceeds should not be included in the loans' expected future cash flows in measuring impairment; and Issue (3) - If management expects to receive a full recovery of the loss from its insurance carrier, the Company should recognize an asset equal to the expected proceeds, and the related income statement impact should be included as a component of non-interest income. The Company had consulted Dudley, Hopton-Jones about these loans earlier in 1999. Dudley, Hopton-Jones' conclusion at that time was that the loans should be netted against the insurance proceeds and recorded as a net transaction. After reviewing KPMG's report, Dudley, Hopton-Jones agreed with the conclusions of KPMG, which were substantially the same as Dudley, Hopton-Jones' earlier conclusions.

         On September 21, 2000, KPMG informed an officer of the Company that it was no longer willing to serve as the Registrant's independent accountant for the year ending December 31, 2000. KPMG cited concerns about the existence of certain litigation and ongoing investigations, which were previously disclosed in the Company's periodic reports filed with the Securities and Exchange Commission during 2000, and the reassignment of the Company's acting chief financial officer which KPMG perceived as a break in the Company's continuity of management. During the two fiscal years and the subsequent interim period preceding the change in accountants there were no disagreements between the Company and KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of KPMG, would have caused KPMG to make a reference to the subject matter of the disagreement in connection with its reports, nor had KPMG in either of the preceding two years issued an adverse opinion or disclaimer of opinion with respect to the Company's financial statements or qualified or modified its opinion as to uncertainty, audit scope or accounting principles. KPMG had not issued any written opinions in connection with the Company's financial statements. The Company provided to KPMG a copy of the disclosures contained in the Company's current report on Form 8-K dated September 28, 2000 and requested a letter from KPMG addressed to the Securities and Exchange Commission stating whether it agreed with the disclosures contained within the report, and, if not, stating the respects in which it did not agree. The letter from KPMG dated October 4, 2000 was filed as an exhibit to the Company's current report on Form 8-K filed October 10, 2000.

         In November 2000, the Company engaged Dudley, Hopton-Jones to review the Company's interim financial statements included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000. On November 20, 2000, Dudley, Hopton-Jones provided the Company with a written report on such review, which stated that, based on its review, Dudley, Hopton-Jones was not aware of any material modifications that should be made to such interim financial statements for them to be in conformity with generally accepted accounting principles. A copy of such written report was filed as an exhibit to the Company's current report on Form 8-K filed February 15, 2001. The Company did not consult with KPMG regarding such review.

         On February 8, 2001, the Company engaged Dudley, Hopton-Jones as the Registrant's independent accountant for the year ended December 31, 2000. As stated above, Dudley, Hopton-Jones was also engaged to serve as the Company's independent accountant for 2001.

         A representative from Dudley, Hopton-Jones is expected to attend the Annual Meeting, have an opportunity to make a statement and be available to respond to appropriate questions.

AUDIT FEES

         Dudley, Hopton-Jones has billed the Company a total of $165,550 for professional services rendered for the audit of the Company's financial statements as of December 31, 2000 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission during 2000. Dudley, Hopton-Jones estimates that it will bill the Company an additional $47,000 in connection with the audit of the Company's financial statements as of December 31, 2000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

         For the fiscal year ended December 31, 2000, there were no fees billed by Dudley, Hopton-Jones for professional services rendered for information technology services relating to financial information systems design and implementation.

ALL OTHER FEES

         Dudley, Hopton-Jones has billed the Company a total of $14,200 for services rendered other than the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees" for the fiscal year ended December 31, 2000. The Company's Audit Committee has determined that Dudley, Hopton-Jones' provision of such services is compatible with maintaining its independence.


                                VOTING PROCEDURES

         Under the Delaware General Corporation Law ("DGCL") and the Company's Bylaws, the presence in person or by proxy of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum of the stockholders to take action at the Annual Meeting. For these purposes, shares which are present or represented by a proxy at the Annual Meeting will be counted for quorum purposes regardless of whether the holder of the shares or the proxy abstains from voting on any particular matter or whether a broker with discretionary authority fails to exercise its discretionary voting authority with respect to any particular matter. Under the DGCL, once a quorum of the stockholders is established, (i) the directors standing for election must be elected by a plurality of the shares of Common Stock present, in person or by proxy, at the Annual Meeting, and (ii) any other action to be taken must be approved by the vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, at the Annual Meeting, unless otherwise provided in the Company's Certificate of Incorporation or Bylaws. Abstentions will in effect count as votes against approval of actions to be taken at the Annual Meeting other than election of directors. Broker non-votes will not have an effect on the outcome of the election of directors or approval of any other action the Company is aware is to be taken at the Annual Meeting.

                            MISCELLANEOUS INFORMATION

STOCKHOLDER PROPOSALS

         Any proposals by stockholders intended to be presented at the Company's 2002 annual meeting of stockholders, if to be included in the Company's proxy materials for that annual meeting, must be received in written form at the Company's executive offices on or before January 15, 2002, and must otherwise be in compliance with Rule 14a-8 under the Exchange Act and other applicable legal requirements.

NOMINATIONS FOR DIRECTORS AND OTHER BUSINESS

         The Company's Bylaws require stockholders to follow certain procedures in order to submit nominations of persons for election to the Board of Directors or to propose other business to be acted upon at the Company's 2002 annual meeting of stockholders. The Company's Nominating Committee will consider nominations of persons for election to the Board of Directors that are timely and otherwise submitted in accordance with the following. The stockholder must give notice in writing of the nomination or other business to the Corporate Secretary of the Company at its office at 68149 Highway 231 South, P.O. Box 1000, Blountsville, Alabama 35031, not later than the close of business on March 9, 2002, nor earlier than February 7, 2002. If the date of the annual meeting is more than 30 days before or more than 60 days after June 7, 2002, however, notice to be timely must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. The stockholder must be a stockholder of record at the time the notice is given and must be entitled to vote at such meeting. The stockholder's notice must set forth (a) as to each nominee, all information relating to that person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and Rule 14a-4 thereunder (including the nominee's written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (b) as to any other business that the stockholder proposes to bring before the annual meeting, a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the nomination or proposal is made, and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, the name and address of the stockholder, as they appear on the Company's books, and of such beneficial owner, and the number and class of shares of the Company owned of record and beneficially by such stockholder and such beneficial owner.

         The individuals named as proxies on the proxy card for the Company's 2002 annual meeting of stockholders will be entitled to exercise their discretionary authority in voting proxies on any stockholder proposal that is not included in the Company's proxy statement for the 2002 annual meeting of stockholders, unless the Company receives notice of the matter(s) to be proposed no later than March 9 2002. Even if proper notice is received within such time period, the individuals named as proxies on the proxy card for the meeting may nevertheless exercise their discretionary authority with respect to such matter(s) by advising stockholders of the proposal(s) and how the proxies intend to exercise their discretion to vote on the matter(s), unless the stockholder making the proposal(s) complies with Rule 14a-4(c)(2) under the Exchange Act.

                                   PROXY CARD

                           COMMUNITY BANCSHARES, INC.

                  PROXY FOR 2000 ANNUAL MEETING OF STOCKHOLDERS

                       SOLICITED BY THE BOARD OF DIRECTORS

         The undersigned hereby appoints Bishop K. Walker, Jr. and William H. Caughran, Jr., and either of them, as proxies, with full power of substitution and re-substitution, to vote all of the shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Community Bancshares, Inc. (the "Company") to be held at 10:00 a.m., Central Time, on Thursday, June 7, 2001, in the Orchestra Rehearsal - North Hall at the Von Braun Civic Center, 700 Monroe Street, Huntsville, Alabama, and at any adjournment thereof (the "Annual Meeting").

         IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

         THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS AND WILL BE VOTED AS SPECIFIED. IF NOT OTHERWISE SPECIFIED, THE ABOVE NAMED PROXIES WILL VOTE (1) FOR THE ELECTION AS CLASS II DIRECTORS OF THE NOMINEES NAMED ON THIS CARD, AND (2) IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.


1.  Election of Class II Directors     Nominees:    Glynn Debter, John J. Lewis,
                                                    Jr., Loy McGruder and
                                                    Bishop K. Walker, Jr.

[ ]      FOR all nominees listed (except as marked to the contrary below)
[ ]      WITHHOLD AUTHORITY to vote for all nominees listed
[ ] INSTRUCTION: To withhold authority to vote for any individual nominee, write his name or their names in the following space:___________________________________________________________

NOTICE: IF THIS PROXY IS EXECUTED IN SUCH MANNER AS NOT TO WITHHOLD AUTHORITY TO VOTE FOR THE ELECTION OF ANY NOMINEE, IT SHALL BE DEEMED TO GRANT SUCH AUTHORITY.




Dated:                               , 2001
      -------------------------------

Signature:
          ----------------------------

Signature:
          ----------------------------
(if held jointly)

IMPORTANT: Please sign exactly as your name or names appear on this proxy card and mail promptly in the enclosed envelope. If you sign as an agent or in any other capacity, please state the capacity in which you sign.